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                                                                    EXHIBIT 99.2

                   FORM OF CONSENT OF HOLDERS OF LRS OPTIONS

                             LRS ACQUISITION CORP.
                 AGREEMENT AND CONSENT OF HOLDER OF LRS OPTION

         This Agreement and Consent of Holder of LRS Option is made as of ___________, 1998 between _______________ (the "Option Holder") and LRS
Acquisition Corp., a Delaware corporation ("LRS").

         WHEREAS, the Option Holder is the owner of an option, granted by LRS pursuant to the LRS 1994 Stock Plan (the "Plan") on ________, to purchase ______ shares of LRS Common Stock (the "Option"); the Option is not presently exercisable, and by its terms does not begin to vest until 18 months after the date of grant;

         WHEREAS, LRS is a party to an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of January 23, 1998, by and among Sybron International Corporation, a Wisconsin corporation ("Sybron"), Normandy Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Sybron ("Acquisition"), LRS, and Liberty Partners Holdings 5, L.L.C., a Delaware limited liability company;

         WHEREAS, upon the terms and subject to the conditions set forth in the Reorganization Agreement, (i) Acquisition will merge with and into LRS with LRS being the surviving corporation and becoming a wholly owned subsidiary of Sybron, and (ii) all equity securities of LRS (including all options to purchase shares of LRS Common Stock whose holders so consent) will be converted into or exchanged for shares of Common Stock, par value $.01 per share, of Sybron ("Sybron Common Stock");

         WHEREAS, as a condition to the consummation of the merger contemplated by the Reorganization Agreement, Sybron and LRS have required that the holders of options covering not less than 400 shares of LRS Common Stock agree to surrender their options for cancellation in exchange for the consideration set forth in the Reorganization Agreement; and

         WHEREAS, capitalized terms used herein and not otherwise defined will have the meanings set forth in the Reorganization Agreement.

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Surrender and Cancellation of the Option. In lieu of having the Option assumed or an equivalent option substituted by Sybron in accordance with Section 12(c) of the Plan, the Option Holder hereby surrenders the Option (a copy of the Stock Option Agreement for which is attached hereto as Exhibit
A) and all rights related thereto to LRS for cancellation simultaneously with, and subject to the consummation of, the Merger, in exchange for a number of shares of Sybron Common Stock equal to the fair market value of the Option as of the Effective Time of Merger calculated in accordance with Section 1.91 of the Reorganization Agreement by multiplying (a) the excess of (i) an amount equal to the Net Equity Merger Price multiplied by a fraction, the numerator of which shall be 0.72 and the denominator of which shall be the Total Shares Deemed Outstanding, over (ii) 90% of the per share exercise price of the Option, by (b) the number of shares of LRS Common Stock issuable upon exercise of the Option (assuming 100% vesting). In connection with the surrender of the Option, the Option Holder hereby approves the consummation of the transactions described in the Reorganization Agreement. If the Reorganization Agreement is terminated, the Option shall be returned to the Option Holder and this Agreement and Consent shall be terminated without any liability to any party hereto.

         2. Representations of the Option Holder. The Option Holder hereby represents and warrants to LRS and Sybron that (a) it is the registered and beneficial owner of the Option and possesses good title thereto, free and clear of any liens, charges and encumbrances, (b) it has the requisite power and authority to enter into this Agreement and Consent and to perform its obligations hereunder, (c) this Agreement and Consent has been duly authorized, executed
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and delivered by the Option Holder and constitutes a valid and binding obligation of the Option Holder, enforceable in accordance with its terms, (d) the Option Holder is not subject to or bound by any provision of any contract or agreement, or any law, order, judgement or decree which would be breached or violated upon execution, delivery or performance of this Agreement and Consent or the consummation of the transactions contemplated hereby, and (e) the Option Holder is aware of, and has had a satisfactory opportunity to ask questions of and receive answers from agents and employees of LRS concerning, the terms and conditions of the transactions contemplated by this Agreement and Consent and the Reorganization Agreement and has received a copy of the Proxy Statement/Prospectus dated March 12, 1998, including the Reorganization Agreement and the other appendices thereto, and such other information concerning the transactions contemplated hereby and thereby as the Option Holder deemed necessary or desirable to reach an informed and knowledgeable decision to enter into this Agreement and Consent.

         3. Appointment of LRS Representatives. Upon consummation of the Merger and subject to the provisions of Section 10.16 of the Reorganization Agreement, the Option Holder hereby irrevocably appoints Messrs. Michael Kluger, Gordon Nye and Kenneth Rainin as his agents and attorneys-in-fact with full power of substitution to do any of the things set forth in Section 10.16 of the Reorganization Agreement.

         4. Further Assurances. The Option Holder shall, upon the request of LRS or Sybron, execute and deliver such documents and take such actions reasonably deemed by LRS or Sybron to be necessary to effectuate the purposes and objectives of this Agreement and Consent.

         5. Counterparts. This Agreement and Consent may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement and Consent.

         6. Governing Law. This Agreement and Consent shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Consent to be executed and delivered as of the date first written above.



                                ____________________________________________
                                [Option Holder]

                                LRS ACQUISITION CORP.
                                By: ________________________________________
                                Its: _______________________________________




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